Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-275898
(To Prospectus and Prospectus Supplement, each
dated December 20, 2023, and Product Supplement
EQUITY LIRN-1 dated December 27, 2023)
503,723 Units $10 principal amount per unit CUSIP No. 78017B474	Pricing Date Settlement Date Maturity Date	January 30, 2025 February 6, 2025 January 29, 2027

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index

▪

Maturity of approximately two years

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2-to-1 upside exposure to increases in the MSCI Emerging Markets Index (the “Market Measure”), subject to a capped return of 31.30%

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1-to-1 downside exposure to decreases in the Market Measure, with 100% of your principal at risk

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All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada.

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No periodic interest payments

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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes.”

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Limited secondary market liquidity, with no exchange listing

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The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY LIRN-1.

The initial estimated value of the notes as of the pricing date is $9.69 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

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	Per Unit	Total
Public offering price	$ 10.00	$5,037,230.00
Underwriting discount	$ 0.20	$100,744.60
Proceeds, before expenses, to RBC	$ 9.80	$4,936,485.40

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

January 30, 2025

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

Summary

The Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due January 29, 2027 (the “notes”) are our senior unsecured debt securities. The notes are not insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC.

The notes are not bail-inable notes (as defined in the prospectus supplement). The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the MSCI Emerging Markets Index (the “Market Measure”), is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduce the economic terms of the notes to you and the price at which you may be able to sell the notes in any secondary market. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes		Redemption Amount Determination
Issuer:	Royal Bank of Canada (“RBC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”), a price return index
Starting Value:	1,095.75
Ending Value:	The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-23 of product supplement EQUITY LIRN-1.
Threshold Value:	1,095.75 (100.00% of the Starting Value)
Participation Rate:	200%
Capped Value:	$13.13 per unit, which represents a return of 31.30% over the principal amount.
Maturity Valuation Period:	January 20, 2027, January 21, 2027, January 22, 2027, January 25, 2027 and January 26, 2027
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and a hedging-related charge of $0.05 per unit described in “Structuring the Notes” below.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY LIRN-1 dated December 27, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000114036123059833/ef20017525_424b5.htm

▪	Series J MTN prospectus supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

▪	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “Royal Bank of Canada,” the “Bank,” “we,” “us,” “our” or similar references mean only RBC.

“Leveraged Index Return Notes®” and “LIRNs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

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You anticipate that the Market Measure will increase moderately from the Starting Value to the Ending Value.

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You are willing to risk a loss of principal and return if the Market Measure decreases from the Starting Value to the Ending Value.

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You accept that the return on the notes will be capped.

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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

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You are willing to forgo dividends and other benefits of directly owning the securities included in the Market Measure.

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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

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You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the Market Measure will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

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You seek principal repayment or preservation of capital.

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You seek an uncapped return on your investment.

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You seek interest payments or other current income on your investment.

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You want to receive dividends or have other benefits of directly owning the securities included in the Market Measure.

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You seek an investment for which there will be a liquid secondary market.

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You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

Capped Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200%, the Threshold Value of 100.00% of the Starting Value and the Capped Value of $13.13 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the securities included in the Market Measure, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 100.00, the Participation Rate of 200%, the Capped Value of $13.13 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Market Measure” section below. The Market Measure is a price return index and as such the Ending Value will not include any income generated by dividends paid on the securities included in the Market Measure, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
103.00	3.00%	$10.60	6.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
115.65	15.65%	$13.13(3)	31.30%
120.00	20.00%	$13.13	31.30%
150.00	50.00%	$13.13	31.30%
200.00	100.00%	$13.13	31.30%

(1)	This is the hypothetical Threshold Value.

(2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 1,095.75, which is the closing level of the Market Measure on the pricing date.

(3)	The Redemption Amount per unit cannot exceed the Capped Value.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 102.00
= $10.40 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 130.00
= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.13 per unit

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY LIRN-1, page S-3 of the MTN prospectus supplement and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the securities included in the Market Measure.

Valuation- and Market-related Risks

▪	The initial estimated value of the notes is only an estimate, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate, mid-market terms on hedging transactions, expectations on dividends, interest rates and volatility, price-sensitivity analysis and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪	The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Market Measure, our internal funding rate and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our creditworthiness and changes in market conditions.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the securities included in the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	The Market Measure sponsor may adjust the Market Measure in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities included in the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own the securities included in the Market Measure, we, MLPF&S, BofAS and our respective affiliates do not control the issuers of those securities, and have not verified any disclosure made by any other company.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and significant aspects of the tax treatment of the notes are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations”

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

herein, in combination with the section entitled “U.S. Federal Income Tax Summary” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Additional Risk Factors

The notes are subject to risks relating to emerging markets.

The equity securities composing the Market Measure have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

The value of the Market Measure is subject to currency exchange risk.

Because the securities composing the Market Measure are denominated in non-U.S. currencies and are converted into U.S. dollars for purposes of calculating the value of the Market Measure, the value of the Market Measure will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the Market Measure and the value of the notes will be adversely affected.

Other Terms of the Notes

Market Measure Business Day

▪	The following definition supersedes and replaces the definition of “Market Measure Business Day” set forth in product supplement EQUITY LIRN-1.

A “Market Measure Business Day” means, in respect of the Market Measure, a day on which:

▪	the London Stock Exchange, the Stock Exchange of Hong Kong, the São Paulo Stock, Commodities and Futures Exchange and the Korea Exchange are open for trading; and

▪	the Market Measure or any successor thereto is calculated and published.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

The Market Measure

We obtained all information contained in this term sheet regarding the MSCI Emerging Markets Index (the “MXEF”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. The information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI” or the “index sponsor”). The MXEF is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue the publication of, the MXEF at any time. The consequences of the index sponsor discontinuing publication of the MXEF are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index” in product supplement EQUITY LIRN-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the MXEF or any successor. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the MXEF in connection with the offer and sale of the notes.

In addition, information about the MXEF may be obtained from other sources including, but not limited to, the index sponsor’s website (including information regarding the MXEF’s sector and country weightings). We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the MXEF is accurate or complete.

The MXEF is a free float-adjusted market capitalization index that is designed to measure the equity market performance of the large- and mid-cap segments of global emerging markets. The MXEF currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. As of June 2018, the MXEF includes shares traded on mainland Chinese exchanges, referred to as A-shares. The MXEF covers approximately 85% of the free float-adjusted market capitalization in each country. The U.S. dollar price return version of the MXEF is reported by Bloomberg L.P. under the ticker symbol “MXEF.”

The MXEF, the MSCI ACWI Index, the MSCI ACWI ex USA Index, the MSCI Brazil Index, the MSCI Canada Index, the MSCI China Index, the MSCI EAFE® Index, the MSCI EAFE® Investable Market Index, the MSCI EMU Index, the MSCI Europe Index, the MSCI Italy SMID Cap Index, the MSCI Japan Index, the MSCI Korea Index, the MSCI Malaysia Index, the MSCI Mexico Investable Market Index, the MSCI Pacific Ex-Japan Index, the MSCI Singapore Free Index, the MSCI South Africa Index, the MSCI Spain SMID Cap Index, the MSCI Taiwan Index, the MSCI Turkey Investable Market Index and the MSCI World Index℠ (each, an “MSCI Index” and collectively, the “MSCI Indices” or the “MSCI Global Investable Market Indices”) utilize the same methodology as detailed below.

Constructing the MSCI Global Investable Market Indices

The MSCI Global Investable Market Indices are constructed and maintained at an individual market level. MSCI undertakes an index construction process that, with respect to the MSCI Global Investable Market Indices, involves: (i) defining the equity universe for each market; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market and (iv) applying index continuity rules for the Standard Index (as defined below).

Defining the Equity Universe for the Relevant Market

•	Identifying Eligible Equity Securities: All listed equity securities, including REITs and certain income trusts listed in Canada, are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the United States and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange-traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities are eligible. Stapled securities are considered eligible if each of the underlying components exhibit characteristics of equity securities.

•	Country Classification of Eligible Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI global index series, which will be classified as a developed market (“DM”), emerging market (“EM”) or frontier market. Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universe for the Relevant Market

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the MSCI Global Investable Market Indices methodology. The global investable equity universe is the aggregation of all market investable equity universe.

•	Identifying Eligible Listings: A security may have a listing that trades in the country where it is classified (a “local listing”) and/or a listing that trades in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe as determined by MSCI.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027
•	Applying Investability Screens: Some of the investability requirements are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

The investability screens used to determine the investable equity universe in each market are as follows:

o	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the equity universe sorted in descending order by full market capitalization.

o	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

o	DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity as measured by the annualized traded value ratio (“ATVR”) and the frequency of trading. In addition to the ATVR and frequency of trading requirements, securities in the MSCI China equity universe will not be eligible for inclusion in the market investable equity universe if the securities are suspended on the price cutoff date of the index review or have been suspended for 50 consecutive business days or more in the past 12 months.

Only one listing per security may be included in the market investable equity universe. In instances when a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe: (i) local listing; (ii) foreign listing in the same geographical region and (iii) foreign listing in a different geographical region.

o	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s foreign inclusion factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

o	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of an index review. This requirement is applicable to small new issues in all markets. Large IPOs and large primary/secondary offerings of non-index constituents are not subject to this requirement and may be included in a market investable equity universe and the Standard Index outside of a quarterly index review.

o	Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

o	Financial Reporting Requirement: This investability screen is applied at the company level. Companies classified as belonging to the United States must file a Form 10-K/10-Q to be eligible for inclusion in the United States investable equity universe.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices (each, a “Size Segment Index”), with the following free float-adjusted market capitalization market coverage target ranges:

•	Investable Market Index (Large + Mid + Small): 99%+1% or -0.5%

•	Standard Index (Large + Mid): 85% ± 5%

•	Large Cap Index: 70% ± 5%

•	Mid Cap Index: The Mid Cap Index market coverage in each market is derived as the difference between the market coverage of the Standard Index and the Large Cap Index in that market.

•	Small Cap Index: The Small Cap Index market coverage in each market is derived as the difference between the free float-adjusted market capitalization coverage of the Investable Market Index and the Standard Index in that market.

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

Additional size segment investability requirements are set for the Investable Market and the Standard Indices. For instance, securities that exhibit extreme price increase will not be eligible for addition into the Standard Index but will continue to be considered as part of the market investable equity universe. These securities will be re-evaluated for Standard Index inclusion at the subsequent index review using Standard Index inclusion criteria, including the applicable return-based thresholds for extreme price increase. MSCI will evaluate the 5-day to 60-day excess returns, in increments of 5 days, as of the price cutoff date of the index review, for additions to the Standard Indices. Excess return is calculated as the difference between the return of a security for the relevant period and the average return of Investable Market Index constituents belonging to the same country-sector where the security is classified (in terms of country of classification and GICS® classification at the sector level). For country-sectors that have five or fewer Investable Market Index constituents, the relevant country Investable Market Index return is used instead. IPOs that do not meet the minimum length of trading requirement but meet all other criteria for Standard Index inclusion are not subject to this requirement.

Applying Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

If, after the application of the index construction methodology, a Standard Index contains fewer than five securities in a DM or three securities in an EM, then the largest securities by free float-adjusted market capitalization among the securities included in the market investable equity universe are added to the Standard Index in order to reach five constituents in that DM or three in that EM. At subsequent index reviews, if, after the application of the index maintenance methodology, a Standard Index contains fewer than five securities in a DM or three securities in an EM, then the remaining securities are selected for inclusion by ranking those securities by descending free float-adjusted market capitalization and multiplying the free float-adjusted market capitalization of such securities by a factor of 1.5.

Constructing and Calculating the Individual Global Investable Market Indices

After companies are allocated to their respective size segments and securities are reviewed for complying with the final size-segment requirements, the final list of constituents for each Size Segment Index is determined. The MSCI Investable Market Indices are composed of the MSCI Standard Indices and the MSCI Small Cap Indices. The MSCI Standard Indices are further subdivided into the MSCI Large Cap and the MSCI Mid Cap Indices. Two or more market indices can be combined to form composite indices. Market indices can be grouped either on the basis of market classification definition, geographical regions, economic regions or other criteria.

Maintenance of the MSCI Global Investable Market Indices

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices and index stability and low index turnover.

In particular, index maintenance involves quarterly index reviews in February, May, August and November of the Size Segment Indices. Quarterly index reviews include updating the indices on the basis of a fully refreshed equity universe; taking buffer rules into consideration for migration of securities across size and style segments; and updating FIFs and number of shares (“NOS”).

In addition, ongoing event-related changes to the indices are made as the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Index Calculation

The MSCI Global Investable Market Indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

Treatment of Investment Sanctions Related to U.S. Executive Order 13959

The U.S. Executive Order 13959 dated November 12, 2020 which prohibits transactions by U.S. persons in certain Chinese companies (the “Order”), along with clarification from the Office of Foreign Assets Control (“OFAC”), results in the deletion from/non-inclusion in the MSCI Global Investable Market Indices of relevant impacted securities.

On January 5, 8 and 26, 2021, MSCI deleted securities impacted by the Order from the MSCI Global Investable Market Indices. Following the amendment of the Order on June 3, 2021, OFAC has published the Non-SDN Chinese Military-Industrial Complex Companies List (the “NS-CMIC List”) and related security tickers. MSCI deleted the securities included in OFAC’s NS-CMIC List from the MSCI Global Investable Market Indices as of the close of July 26, 2021.

MSCI continues to monitor for updates to the NS-CMIC List and related security tickers impacted by the Order. Furthermore, securities that are not included in the NS-CMIC List but belong to the same issuer as a security already included in the NS-CMIC List will also be considered impacted by the Order.

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

Securities impacted by the Order are considered to be ineligible for inclusion in the MSCI Global Investable Market Indices. Securities that are impacted by the Order that are assigned to a size segment will have an adjustment factor of 0 applied and hence will not be included in the relevant Size Segment Indices. Existing index constituents impacted by the Order will be deleted from the MSCI Global Investable Market Indices. At the time of their deletion from the MSCI Global Investable Market Indices, the securities will be retained in their existing size segment and will continue to be included in the market investable equity universe.

Capped Leveraged Index Return Notes®	TS-11

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

The following graph shows the daily historical performance of the MXEF in the period from January 1, 2015 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the MXEF was 1,095.75.

Historical Performance of the MXEF

This historical data on the MXEF is not necessarily indicative of the future performance of the MXEF or what the value of the notes may be. Any historical upward or downward trend in the level of the MXEF during any period set forth above is not an indication that the level of the MXEF is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the MXEF.

License Agreement

We have entered into or expect to enter into a non-exclusive license agreement with MSCI providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the MSCI Indices in connection with securities, including the notes. The MSCI Indices are owned and published by MSCI.  The license agreement between us and MSCI provides or is expected to provide that the following language must be set forth in this term sheet:

The notes are not sponsored, endorsed, sold or promoted by MSCI, any affiliate of MSCI or any other party involved in, or related to, making or compiling any MSCI Index. The MSCI Indices are the exclusive property of MSCI. MSCI and the MSCI Index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by royal bank of Canada and its affiliates. Neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling the any MSCI Index makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in financial securities generally or in the notes particularly or the ability of any MSCI Index to track corresponding stock market performance. MSCI or its affiliates are the licensors of certain trademarks, service marks and trade names and of the MSCI Indices which are determined, composed and calculated by MSCI without regard to the notes or the issuer or owner of the notes. Neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling any MSCI Index has any obligation to take the needs of the issuers or owners of the notes into consideration in determining, composing or calculating the MSCI Indices. Neither MSCI, its affiliates nor any other party involved in, or related to, making or compiling any MSCI Index is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are redeemable for cash. Neither MSCI, any of its affiliates nor any other party involved in, or related to, the making or compiling any MSCI index has any obligation or liability to the owners of the notes in connection with the administration, marketing or offering of the notes.

Although MSCI shall obtain information for inclusion in or for use in the calculation of the MSCI Indices from sources which MSCI considers reliable, neither MSCI, any of its affiliates nor any other party involved in, or related to making or compiling any MSCI index

Capped Leveraged Index Return Notes®	TS-12

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

warrants or guarantees the originality, accuracy and/or the completeness of any MSCI Index or any data included therein. Neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling any MSCI Index makes any warranty, express or implied, as to results to be obtained by licensee, licensee’s customers or counterparties, issuers of the notes, owners of the notes, or any other person or entity, from the use of any MSCI Index or any data included therein in connection with the rights licensed hereunder or for any other use. Neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling any MSCI Index shall have any liability for any errors, omissions or interruptions of or in connection with any MSCI Index or any data included therein. Further, neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling any MSCI Index makes any express or implied warranties of any kind, and MSCI, any of its affiliates and any other party involved in, or related to making or compiling any MSCI Index hereby expressly disclaim all warranties of merchantability or fitness for a particular purpose, with respect to any MSCI Index and any data included therein. Without limiting any of the foregoing, in no event shall MSCI, any of its affiliates or any other party involved in, or related to, making or compiling any MSCI Index have any liability for any direct, indirect, special, punitive, consequential or any other damages (including lost profits) even if notified of the possibility of such damages.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark rights to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Capped Leveraged Index Return Notes®	TS-13

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

Structuring the Notes

The notes are our debt securities. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under market-linked notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity, which we refer to as our internal funding rate. The lower internal funding rate, along with the fees and charges associated with market-linked notes, reduce the economic terms of the notes to you and result in the initial estimated value of the notes on the pricing date being less than their public offering price. Unlike the initial estimated value, any value of the notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the notes than if our initial internal funding rate were used.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Market Measure. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 and “Use of Proceeds and Hedging” on page PS-20 of product supplement EQUITY LIRN-1.

Capped Leveraged Index Return Notes®	TS-14

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated December 20, 2023.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Summary.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Market Measure. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

In the opinion of our counsel, it is reasonable to treat the notes for U.S. federal income tax purposes as pre-paid cash settled derivative contracts, as described in the section entitled “U.S. Federal Income Tax Summary—U.S. Holders” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your notes should be treated as short-term capital gain or loss unless you have held the notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Non-U.S. holders. As discussed under “U.S. Federal Income Tax Summary—Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Benefit Plan Investor Considerations

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

•	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or any of our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (i) the design and terms of the notes, (ii) the purchaser or holder’s investment in the notes, (iii) the holding of the notes or (iv) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the notes;

•	we and our affiliates have acted and will act solely for our own account in connection with (i) all transactions relating to the notes and (ii) all hedging transactions in connection with our or our affiliates’ obligations under the notes;

Capped Leveraged Index Return Notes®	TS-15

Capped Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due January 29, 2027
•	any and all assets and positions relating to hedging transactions by us or any of our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

•	our interests and the interests of our affiliates are adverse to the interests of the purchaser or holder; and

•	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

See “Benefit Plan Investor Considerations” in the accompanying prospectus.

Validity of the Notes

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the notes offered by this term sheet have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024.

Terms Incorporated in the Master Note

All terms of the notes included in this term sheet and the relevant terms included in the section entitled “Description of LIRNs” in product supplement EQUITY LIRN-1, as modified by this term sheet, if applicable, are incorporated into the master note.

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